CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Equity LeAding StockmarkEt Return Securities due 2013	$2,300,000	$267.03

January 2011 Pricing Supplement No. 620 dated January 25, 2011 Registration Statement No. 333-156423 Filed pursuant to Rule 424(b)(2)
S T R U C T U R E D   I N V E S T M E N T S
Opportunities in U.S. Equities

Equity LASERSSM Based on the Performance of a Basket of Five Stocks due January 25, 2013
Equity LeAding StockmarkEt Return Securities

The Equity LASERS, which we refer to as the LASERS, are senior unsecured obligations of Morgan Stanley, will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the prospectus supplement for LASERS and the prospectus, as supplemented or modified by this pricing supplement.  At maturity, an investor will receive for each stated principal amount of LASERS that the investor holds an amount in cash that may be greater than, equal to or less than the stated principal amount based on (i) the basket value on the valuation date and (ii) whether the basket value has declined to or below the downside threshold value on any trading day during the period from but excluding the pricing date to and including the valuation date.  The LASERS are senior unsecured notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the LASERS are subject to the credit risk of Morgan Stanley.
FINAL TERMS
Issuer:	Morgan Stanley
Aggregate principal amount:	$2,300,000
Stated principal amount:	$10 per LASERS
Issue price:	$10 per LASERS (see “Commissions and Issue Price” below)
Pricing date:	January 25, 2011
Original issue date:	January 28, 2011 (3 business days after the pricing date)
Maturity date:	January 25, 2013
Basket:
The basket is equally weighted and is composed of the common stocks of five issuers (each, a “basket component”), and consists of a number of shares of each basket component equal to the multiplier with respect to such basket component as set forth in the table below.

	Basket component	Bloomberg ticker symbol*	Basket component weighting	Initial basket component value	Multiplier
	Phillip Morris International Inc.	PM	20%	$57.53	0.034764471
	NIKE, Inc.	NKE	20%	$82.88	0.024131274
	Schlumberger Limited	SLB	20%	$83.25	0.024024024
	The Dow Chemical Company	DOW	20%	$35.28	0.056689342
	Apple Inc.	AAPL	20%	$341.40	0.005858231
	* Bloomberg ticker symbols are being provided for reference purposes only.
Payment at maturity:	$10 + basket return amount; subject to the maximum payment at maturity. This payment may be greater than, equal to or less than the stated principal amount.
Basket return amount:
If the basket value is greater than the downside threshold value on each trading day from but excluding the pricing date to and including the valuation date, the basket return amount will equal:
$10 x [the greater of (i) the basket percent change and (ii) the fixed percentage]
If the basket value is less than or equal to  the downside threshold value on any trading day from but excluding the pricing date to and including the valuation date, the basket return amount will equal:
$10 x the basket percent change
In this scenario, the payment at maturity may be less, and potentially significantly less, than the stated principal amount and could be zero.  There is no minimum payment at maturity on the LASERS.

Fixed percentage:	6%
Maximum payment at maturity:	$12.80 per LASERS
Basket value:
On any trading day, the sum of the products of (i) the share closing price of each basket component on such trading day and (ii) the multiplier for such basket component on such trading day, as determined by the calculation agent.

Downside threshold value:	8, which is 80% of the initial basket value
Agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information concerning plan of distribution; conflicts of interest.”
Terms continued:	Please see page 2 of this pricing supplement for further summary terms of the securities.
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Issuer
Per LASERS	$10	$0.225	$9.775
Total	$2,300,000	$51,750	$2,248,250
(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of LASERS purchased by that investor. The lowest price payable by an investor is $9.925 per LASERS. Please see “Syndicate Information” on page 7 for further details.

(2)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $0.225 for each LASERS they sell.  See “Supplemental information concerning plan of distribution; conflicts of interest” on page 6.  For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement for LASERS.

The LASERS involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 16.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement or the accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Prospectus Supplement for LASERS dated November 30, 2010                         Prospectus dated December 23, 2008

The LASERS are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

FINAL TERMS	Continued from the previous page
Basket percent change:	(final basket value – initial basket value) / initial basket value
Initial basket value:
10, which is equal to the sum of the products of (i) the share closing price of each basket component on the pricing date and (ii) the multiplier for such basket component on the pricing date, each as set forth in the table under  “—Basket” above.

Final basket value:	The basket value on the valuation date.
Multiplier:
The initial multiplier for each basket component was set on the pricing date based on such basket component’s respective closing price on such date, so that each basket component is reflected in the predetermined initial basket value of 10 in accordance with its equal percentage weighting within the basket.  The multipliers for each basket component are set forth in the table under “—Basket” above and will remain constant for the term of the LASERS, subject to adjustment for certain corporate and other events relating to the issuer of that basket component.  See “—Adjustments to the Multipliers” in this pricing supplement.

Valuation date:	January 22, 2013, subject to adjustment for non-trading days and certain market disruption events
CUSIP:	61759G216
ISIN:	US61759G2167
Listing:	The LASERS will not be listed on any securities exchange.

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Fact Sheet

The LASERS are senior unsecured obligations of Morgan Stanley, will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the prospectus supplement for LASERS and the prospectus, as supplemented or modified by this pricing supplement.  At maturity, an investor will receive for each stated principal amount of LASERS that the investor holds an amount in cash that may be greater than, equal to or less than the stated principal amount based on (i) the basket value on the valuation date and (ii) whether the basket value has declined to or below the downside threshold value on any trading day during the period from but excluding the pricing date to and including the valuation date.  The LASERS are senior unsecured notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the LASERS are subject to the credit risk of Morgan Stanley.  “LASERSSM” is a registered service mark of Citigroup Global Markets Inc. used under license.
Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
January 25, 2011	January 28, 2011 (3 business days after the pricing date)	January 25, 2013 (subject to postponement as described below)
Key Terms
Issuer:	Morgan Stanley
Aggregate principal amount:	$2,300,000
Issue price:	$10 per LASERS (see Syndicate Information on page 7)
Stated principal amount:	$10 per LASERS
Denominations:	$10 per LASERS and integral multiples thereof
Interest:	None
Basket:
The basket is composed of the common stocks of five issuers (each, a “basket component”), and consists of a number of shares of each basket component equal to the multiplier with respect to such basket component as set forth in the table below.

Basket component	Bloomberg ticker symbol	Basket component weighting	Initial basket component value	Multiplier
Phillip Morris International Inc.	PM	20%	$57.53	0.034764471
NIKE, Inc.	NKE	20%	$82.88	0.024131274
Schlumberger Limited	SLB	20%	$83.25	0.024024024
The Dow Chemical Company	DOW	20%	$35.28	0.056689342
Apple Inc.	AAPL	20%	$341.40	0.005858231
* Bloomberg ticker symbols are being provided for reference purposes only.
Payment at maturity:	$10 + basket return amount; subject to the maximum payment at maturity. This payment may be greater than, equal to or less than the stated principal amount.
Basket return amount:
If the basket value is greater than the downside threshold value on each trading day from but excluding the pricing date to and including the valuation date, the basket return amount will equal:

$10 x [the greater of (i) the basket percent change and (ii) the fixed percentage]

If the basket value is less than or equal to the downside threshold value on any trading day from but excluding the pricing date to and including the valuation date, the basket return amount will equal:

$10 x the basket percent change

In this scenario, the payment at maturity may be less, and potentially significantly less, than the stated principal amount and could be zero.  There is no minimum payment at maturity on the LASERS.

Fixed percentage:	6%
Maximum payment at maturity:	$12.80 per LASERS
Risk factors:	Please see “Risk Factors” beginning on page 16.

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Downside threshold value:
8, which is 80% of the initial basket value.

For purpose of determining whether the basket value has declined to or below the downside threshold value on any trading day, such day should be a trading day with respect to all basket components.

If the valuation date is postponed, the calculation agent will determine whether the basket value has declined to or below the downside threshold value on each day during such extended period until the valuation date occurs, regardless of whether such day is a non-trading day or a day on which a market disruption event occurs.

Basket percent change:	(final basket value – initial basket value) / initial basket value
Initial basket value:
10, which is equal to the sum of the products of (i) the share closing price of each basket component on the pricing date and (ii) the multiplier for such basket component on the pricing date, each as set forth in the table under  “—Basket” above.

Basket value:
On any trading day, the sum of the products of (i) the share closing price of each basket component on such trading day and (ii) the multiplier for such basket component on the trading day, as determined by the calculation agent.

Final basket value:	The basket value on the valuation date
Multiplier:
The initial multiplier for each basket component was set on the pricing date based on such basket component’s respective closing price on such date, so that each basket component is reflected in the predetermined initial basket value of 10 in accordance with its equal percentage weighting within the basket.  The multipliers for each basket component are set forth in the table under “—Basket” above and will remain constant for the term of the LASERS, subject to adjustment for certain corporate and other events relating to the issuer of that basket component  See “—Adjustments to the Multipliers” in this pricing supplement.

Valuation date:	January 22, 2013, subject to adjustment for non-trading days and certain market disruption events.
Postponement of maturity date:
If the scheduled valuation date is not a trading day for any basket component or if a market disruption event occurs with respect to any basket component on that day so that the valuation date for any basket component is postponed and falls less than two business days prior to the scheduled maturity date, the maturity date will be postponed to the second business day following such valuation date as postponed.

Additional Terms:	For additional terms applicable to the LASERS, please see “Additional Terms Specific to the LASERS” on page 12.

General Information
Listing:	The LASERS will not be listed on any securities exchange.
CUSIP:	61759G216
ISIN:	US61759G2167
Minimum ticketing size:	100 LASERS
Tax considerations:
Although the issuer believes that, under current law, the LASERS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes, there is uncertainty regarding the U.S. federal income tax consequences of an investment in the LASERS.

Assuming this treatment of the LASERS is respected and subject to the discussion in “United States Federal Taxation” in the accompanying prospectus supplement for LASERS, the following U.S. federal income tax consequences should result based on current law:

▪	A U.S. Holder should not be required to recognize taxable income over the term of the LASERS prior to maturity, other than pursuant to a sale or exchange.
▪
Upon sale, exchange or settlement of the LASERS at maturity, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the LASERS.  Such gain or loss should be long-term capital gain or loss if the investor has held the LASERS for more than one year.

We will not attempt to ascertain whether any issuers of any shares to which the LASERS relates (such shares hereafter referred to as “Underlying Shares”), are treated as “passive foreign investment companies” (“PFICs”) within the meaning of Section 1297 of the Internal Revenue Code of 1986, as amended (the “Code”), or as “U.S. real property holding corporations” (“USRPHCs”) within the meaning of Section 897 of the Code.  If any of the issuers of Underlying Shares were so treated, certain adverse U.S. federal income tax consequences might apply, to a U.S. Holder in the case of a PFIC and to a Non-U.S. Holder in the case of a USRPHC, upon the sale, exchange or settlement of the LASERS.  You should refer to information filed with the Securities and Exchange Commission or other governmental authorities by the issuers of the Underlying Shares and consult your tax adviser regarding the possible

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consequences to you if any issuer is or becomes a PFIC or USRPHC.

On December 7, 2007, the Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the LASERS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the LASERS, possibly with retroactive effect.

Both U.S. and non-U.S. investors considering an investment in the LASERS should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for LASERS and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the LASERS, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	MS & Co.
Use of proceeds and hedging:
The net proceeds we receive from the sale of the LASERS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the LASERS through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the LASERS by taking positions in the basket components and in futures and/or options contracts on the basket components that are listed on major securities markets.  Such purchase activity on or prior to the pricing date could have increased the share closing price of any of the basket components on the pricing date, and accordingly, could have increased the values above which the basket components must remain so that the downside threshold value is not reached and, if the downside threshold value is reached, could have increased the values at which the basket components must be on the valuation date before you would receive at maturity a payment that exceeds the stated principal amount of the LASERS.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement for LASERS.

Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the LASERS.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons.  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the LASERS are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the LASERS are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

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The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the LASERS.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the LASERS.

Because we may be considered a party in interest with respect to many Plans, the LASERS may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the LASERS will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the LASERS that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such LASERS on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding or disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the LASERS on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of the LASERS has exclusive responsibility for ensuring that its purchase, holding and disposition of the LASERS do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any LASERS to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plans generally or any particular Plan, or that such an investment is appropriate for Plans generally or any particular Plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the LASERS if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., Morgan Stanley or Morgan Stanley Smith Barney LLC (“MSSB”) or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of LASERS by the account, plan or annuity.

Additional considerations:
Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the LASERS, either directly or indirectly.

Supplemental information concerning plan of distribution; conflicts of interest:
The agent may distribute the LASERS through MSSB, as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG.  MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.  Selected dealers, including MSSB, and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of   $0.225 for each LASERS they sell.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in

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this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying prospectus supplement for LASERS.
Contact:
Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

Syndicate Information
Issue price of the LASERS	Selling concession	Principal amount of LASERS for any single investor
$10.00	$0.2250	<$1MM
$9.9625	$0.1875	≥$1MM and <$3MM
$9.9438	$0.1688	≥$3MM and <$5MM
$9.9250	$0.1500	≥$5MM

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the agent, if, within 30 days of the offering, the agent repurchases the LASERS distributed by such dealers.

This is a summary of the terms and conditions of the LASERS.  We encourage you to read the accompanying prospectus supplement for LASERS and prospectus for this offering, which can be accessed via the hyperlinks on the front page of this document.

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Hypothetical Payments on the LASERS at Maturity

The following table illustrates the return on the LASERS and the payment at maturity for a range of hypothetical percentage changes in the final basket value, depending on whether or not the basket value has declined to or below the downside threshold value on any trading day during the period from but excluding the pricing date to and including the valuation date.  The table below is based on the following hypothetical values:

Final Basket Value	Basket Percent Change	Downside threshold value has NOT been reached		Downside threshold value has been reached*
		Return on LASERS	Payment at Maturity	Return on LASERS	Payment at Maturity
20.00	100.00%	28.00%	$12.80	28.00%	$12.80
19.00	90.00%	28.00%	$12.80	28.00%	$12.80
18.00	80.00%	28.00%	$12.80	28.00%	$12.80
17.00	70.00%	28.00%	$12.80	28.00%	$12.80
16.00	60.00%	28.00%	$12.80	28.00%	$12.80
15.00	50.00%	28.00%	$12.80	28.00%	$12.80
14.00	40.00%	28.00%	$12.80	28.00%	$12.80
13.00	30.00%	28.00%	$12.80	28.00%	$12.80
12.00	20.00%	20.00%	$12.00	20.00%	$12.00
11.50	15.00%	15.00%	$11.50	15.00%	$11.50
11.00	10.00%	10.00%	$11.00	10.00%	$11.00
10.60	6.00%	6.00%	$10.60	6.00%	$10.60
10.50	5.00%	6.00%	$10.60	5.00%	$10.50
10.25	2.50%	6.00%	$10.60	2.50%	$10.25
10.00	0.00%	6.00%	$10.60	0.00%	$10.00
9.50	-5.00%	6.00%	$10.60	-5.00%	$9.50
9.00	-10.00%	6.00%	$10.60	-10.00%	$9.00
8.50	-15.00%	6.00%	$10.60	-15.00%	$8.50
8.00	-20.00%	N/A	N/A	-20.00%	$8.00
7.00	-30.00%	N/A	N/A	-30.00%	$7.00
6.00	-40.00%	N/A	N/A	-40.00%	$6.00
5.00	-50.00%	N/A	N/A	-50.00%	$5.00
4.00	-60.00%	N/A	N/A	-60.00%	$4.00
3.00	-70.00%	N/A	N/A	-70.00%	$3.00
2.00	-80.00%	N/A	N/A	-80.00%	$2.00
1.00	-90.00%	N/A	N/A	-90.00%	$1.00
0.00	-100.00%	N/A	N/A	-100.00%	$0.00

* In the scenario where the downside threshold value has been reached, the basket value will need to recover by the valuation date to a level higher than the initial basket value in order for investors to receive a payment at maturity that exceeds the stated principal amount of the LASERS.

EXAMPLE 1: Downside threshold value has NOT been reached and the basket value appreciates

The basket value is greater than the downside threshold value on each trading day during the period from but excluding the pricing date to and including the valuation date, and the final basket value is higher than the initial basket value by 50%.

Hypothetical final basket value	=	15
Basket percent change	=	(final basket value – initial basket value) / initial basket value
	=	(15 – 10) / 10
	=	50%

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Basket return amount	=	stated principal amount x [the greater of (i) basket percent change and (ii) fixed percentage]
	=	$10.00 x 50%
	=	$5.00
Payment at maturity	=	stated principal amount + basket return amount
	=	$10.00 + $5.00
	=	$15.00, subject to the maximum payment at maturity of $12.80
Payment at maturity = $12.80

EXAMPLE 2: Downside threshold value has NOT been reached and the basket value declines

The basket value is greater than the downside threshold value on each trading day during the period from but excluding the pricing date to and including the valuation date, and the final basket value is lower than the initial basket value by 10%.

Hypothetical final basket value	=	9
Basket percent change	=	(final basket value – initial basket value) / initial basket value
	=	(9 – 10) / 10
	=	–10%
Basket return amount	=	stated principal amount x [the greater of (i) basket percent change and (ii) fixed percentage]
	=	$10.00 x 6%
	=	$0.60
Payment at maturity	=	stated principal amount + basket return amount
	=	$10.60
Payment at maturity = $10.60

EXAMPLE 3: Downside threshold value has been reached and the basket value declines

The basket value was less than or equal to the downside threshold value on one or more trading days during the period from but excluding the pricing date to and including the valuation date, and the final basket value is lower than the initial basket value by 50%.

Hypothetical final basket value	=	5
Basket percent change	=	(final basket value – initial basket value) / initial basket value
	=	(5 – 10) / 10
	=	–50%
Basket return amount	=	stated principal amount x basket percent change
	=	$10.00 x –50%
	=	–$5.00
Payment at maturity	=	stated principal amount + basket return amount
	=	$10.00 + (–$5.00)
	=	$5.00
Payment at maturity = $5.00

Under this scenario, you are fully exposed to the decline in the final basket value from the initial basket value and you will receive an amount that is less than the stated principal amount.

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EXAMPLE 4: Downside threshold value has been reached but the basket value recovers to appreciate.

The basket value was less than or equal to the downside threshold value on one or more trading days during the period from but excluding the pricing date to and including the valuation date; however, the basket value has subsequently recovered and the final basket value is higher than the initial basket value by 20%.

Hypothetical final basket value	=	12
Basket percent change	=	(final basket value – initial basket value) / initial basket value
	=	(12 – 10) / 10
	=	20%
Basket return amount	=	stated principal amount x basket percent change
	=	$10.00 x 20%
	=	$2.00
Payment at maturity	=	stated principal amount + basket return amount
	=	$10.00 + $2.00
	=	$12.00, subject to the maximum payment at maturity of $12.80
Payment at maturity = $12.00

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Payment at Maturity

At maturity, investors will receive for each $10 stated principal amount of LASERS that they hold a payment equal to the sum of the stated principal amount and a basket return amount, subject to the maximum payment at maturity of $12.80 per LASERS.  The basket return amount may be positive, zero or negative.

If the basket value is greater than the downside threshold value on each trading day during the period from but excluding the pricing date to and including the valuation date, the basket return amount will be positive and will equal:

$10 × [the greater of (x) basket percent change and (y) fixed percentage]

where,

basket percent change	=
initial basket value	=	10

final basket value	=	basket value on the valuation date

downside threshold value	=	8, which is 80% of the initial basket value

maximum payment at maturity	=	$12.80

fixed percentage	=	6%

If the basket value is less than or equal to the downside threshold value on any trading day during the period from but excluding the pricing date to and including the valuation date, the basket return amount will equal:

$10    ×    basket percent change

If the final basket value is less than the initial basket value, the basket return amount will be negative and the payment at maturity will be less, and may be significantly less, than the stated principal amount.  There is no minimum payment at maturity on the LASERS, and, accordingly, you could lose your entire investment.

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Additional Terms Specific to the LASERS

The additional terms specified below supersede the corresponding terms in the accompanying prospectus supplement for LASERS dated November 30, 2010 as specified below.  Furthermore, all references to “basket component” or “basket ETF” or “ETF shares” in the accompanying prospectus supplement, when read in conjunction with this pricing supplement, shall be deemed to refer to each common stock that is included in the basket as set forth in the table on the cover page of this pricing supplement. The section “Description of LASERS—Discontinuance of Any ETF Shares and/or Share Underlying Index; Alteration of Method of Calculation” beginning on S-38 of the accompanying prospectus supplement shall not apply to these LASERS.

The section “––Antidilution Adjustments for LASERS linked to Exchange-Traded Funds” beginning on S-36 of the accompanying prospectus supplement shall not apply to these LASERS and shall be superseded by the section “Adjustments to the Multipliers” below:

Adjustments to the Multipliers. The Multiplier with respect to a Basket Component will be adjusted as follows:

1.
If a Basket Component is subject to a stock split or reverse stock split, then once such split has become effective, the Multiplier for such Basket Component will be adjusted to equal the product of the prior Multiplier for such Basket Component and the number of shares issued in such stock split or reverse stock split with respect to one share of such Basket Component.

2.
If a Basket Component is subject (i) to a stock dividend (issuance of additional shares of such Basket Component) that is given ratably to all holders of shares of such Basket Component or (ii) to a distribution of shares of such Basket Component as a result of the triggering of any provision of the corporate charter of the issuer of such Basket Component (a “Basket Component Issuer”), then once such Basket Component is trading ex-dividend, the Multiplier for such Basket Component will be adjusted so that the new Multiplier for such Basket Component will equal the prior Multiplier for such Basket Component plus the product of (i) the number of shares issued with respect to one share of such Basket Component and (ii) the prior Multiplier for such Basket Component.

3.
If the Basket Component Issuer issues rights or warrants to all holders of a Basket Component to subscribe for or purchase shares of such Basket Component at an exercise price per share less than the Share Closing Price of such Basket Component on both (i) the date the exercise price of such rights or warrants is determined and (ii) the expiration date of such rights or warrants, and if the expiration date of such rights or warrants precedes the maturity of the LASERS, then the Multiplier for such Basket Component will be adjusted to equal the product of the prior Multiplier for such Basket Component and a fraction, the numerator of which shall be the number of shares of such Basket Component outstanding immediately prior to the issuance of such rights or warrants plus the number of additional shares of such Basket Component offered for subscription or purchase pursuant to such rights or warrants and the denominator of which shall be the number of shares of such Basket Component outstanding immediately prior to the issuance of such rights or warrants plus the number of additional shares of such Basket Component which the aggregate offering price of the total number of shares of such Basket Component so offered for subscription or purchase pursuant to such rights or warrants would purchase at the Share Closing Price on the expiration date of such rights or warrants, which shall be determined by multiplying such total number of shares offered by the exercise price of such rights or warrants and dividing the product so obtained by such Share Closing Price.

4.
There will be no adjustments to the Multiplier to reflect cash dividends or other distributions paid with respect to the Basket Component other than distributions described in paragraph 2, paragraph 3 and clauses (i), (iv) and (v) of the first sentence of paragraph 5 and Extraordinary Dividends as described below.  A cash dividend or other distribution with respect to any Basket Component will be deemed to be an “Extraordinary Dividend” if such cash dividend or distribution exceeds the immediately preceding non-Extraordinary Dividend for such Basket Component by an amount equal to at least 10% of the Share Closing Price of such Basket Component (as adjusted for any subsequent corporate event requiring an adjustment hereunder, such as a stock split or reverse stock split) on the Trading Day preceding the ex-dividend date (that is, the day on and after which transactions in such Basket Component on the primary U.S. organized securities exchange or trading system on which such Basket Component is traded no longer carry the right to receive that cash dividend or that cash distribution) for the payment of such Extraordinary Dividend (such closing price, the “Base Closing Price”). Subject to the following sentence, if an Extraordinary Dividend occurs with respect to any Basket Component, the Multiplier with respect to such Basket Component will be adjusted on the ex-dividend date with respect to such Extraordinary Dividend so that the new Multiplier will equal the product of (i) the then current Multiplier and (ii) a fraction, the numerator of which is the Base Closing Price, and the denominator of which is the amount by which the

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Base Closing Price exceeds the Extraordinary Dividend Amount.  If any Extraordinary Dividend Amount is at least 35% of the Base Closing Price, then, instead of adjusting the Multiplier, the amount payable upon exchange at maturity will be determined as described in paragraph 5 below, and the Extraordinary Dividend will be allocated equally among the Unaffected Basket Components (as defined below) as described in clause (c)(ii) of paragraph 5 below.  The “Extraordinary Dividend Amount” with respect to an Extraordinary Dividend for any Basket Component will equal (i) in the case of cash dividends or other distributions that constitute regular dividends, the amount per share of such Extraordinary Dividend minus the amount per share of the immediately preceding non-Extraordinary Dividend for such Basket Component or (ii) in the case of cash dividends or other distributions that do not constitute regular dividends, the amount per share of such Extraordinary Dividend.  The value of the non-cash component of an Extraordinary Dividend will be determined on the ex-dividend date for such distribution by the Calculation Agent, whose determination will be conclusive.  A distribution on any Basket Component described in clause (i), (iv) or (v) of the first sentence of paragraph 5 below will cause an adjustment to the Multiplier pursuant only to clause (i), (iv) or (v) of the first sentence of paragraph 5, as applicable.

5.
Any of the following shall constitute a Reorganization Event:  (i) a Basket Component is reclassified or changed, including, without limitation, as a result of the issuance of any tracking stock by the Basket Component Issuer, (ii) the Basket Component Issuer or any surviving entity or subsequent surviving entity of the Basket Component Issuer (an “Issuer Successor”) has been subject to any merger, combination or consolidation and is not the surviving entity, (iii) the Basket Component Issuer or any Issuer Successor completes a statutory exchange of securities with another corporation (other than pursuant to clause (ii) above), (iv) the Basket Component Issuer is liquidated, (v) the Basket Component Issuer issues to all of its shareholders equity securities of an issuer other than such Basket Component Issuer (other than in a transaction described in clause (ii), (iii) or (iv) above) (a “Spinoff Stock”) or (vi) the Basket Component Issuer is the subject of a tender or exchange offer or going-private transaction on all of the outstanding shares of such Basket Component.  If any Reorganization Event occurs, in each case as a result of which the holders of a Basket Component receive any equity security listed on a national securities exchange or traded on NASDAQ (a “Marketable Security”), other securities or other property, assets or cash (collectively, “Exchange Property”), the Multiplier for such Basket Component and/or any for any New Stock (as defined below) on the Determination Date (or, if applicable, in the case of Spinoff Stock, the ex-dividend date for the distribution of such Spinoff Stock) will be determined in accordance with the following:

a.
if such Basket Component continues to be outstanding (if applicable, as reclassified upon the issuance of any tracking stock), the Multiplier in effect on the Determination Date (taking into account any adjustments for any distributions described under clause (c)(i) below); and

b.
for each Marketable Security received in such Reorganization Event (each a “New Stock”), including the issuance of any tracking stock or Spinoff Stock or the receipt of any stock received in exchange for such Basket Component, the number of shares of the New Stock received with respect to one share of the Basket Component multiplied by the Multiplier in effect for such Basket Component on the Trading Day immediately prior to the effective date of the Reorganization Event (the “New Stock Multiplier”), as adjusted to the Valuation Date (taking into account any adjustments for distributions described under clause (c)(i) below); and

c.	for any cash and any other property or securities other than Marketable Securities received in such Reorganization Event (the “Non-Stock Exchange Property”),

i.
if the combined value of the amount of Non-Stock Exchange Property received per share of such Basket Component, as determined by the Calculation Agent in its sole discretion on the effective date of such Reorganization Event (the “Non-Stock Exchange Property Value”), by holders of the Basket Component is less than 25% of the Share Closing Price of the Basket Component on the Trading Day immediately prior to the effective date of the Reorganization Event, a number of shares of the Basket Component, if applicable, and of any New Stock received in connection with such Reorganization Event, if applicable, in proportion to the relative Share Closing Prices of the Basket Component and any such New Stock, and with an aggregate value equal to the Non-Stock Exchange Property Value multiplied by the Multiplier in effect for such Basket Component on the Trading Day immediately prior to the effective date of the Reorganization Event, based on such Share Closing Prices, in each case as determined by the Calculation Agent in its sole discretion, on the effective date of such Reorganization Event; and the number of such shares of the Basket Component or any New Stock determined in accordance with this clause (c)(i) will be added at the time of such adjustment to the

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Multiplier in subparagraph (a) above and/or the New Stock Multiplier in subparagraph (b) above, as applicable, or

ii.
if the Non-Stock Exchange Property Value is equal to or exceeds 25% of the Share Closing Price of such Basket Component on the Trading Day immediately prior to the effective date of the Reorganization Event or, if the Basket Component is surrendered exclusively for Non-Stock Exchange Property (in each case, a “Reference Basket Event”), the Multiplier of each Basket Component (each an “Unaffected Basket Component”) other than the Basket Component affected by such Reference Basket Event (the “Affected Basket Component”) will be adjusted by multiplying (A) the amount of cash received per share of the Affected Basket Component as adjusted by the applicable Multiplier for such Affected Basket Component on the date of such Reference Basket Event by (B) a fraction the numerator of which is the product of the Share Closing Price of such Unaffected Basket Component and the Multiplier of such Unaffected Basket Component each as of the Trading Day immediately following the day on which a holder of the Affected Basket Component receives such cash and the denominator of which is the sum of the products of the Share Closing Price of each of the Unaffected Basket Components and the corresponding Multiplier of such Unaffected Basket Component, each determined by the Calculation Agent on such Trading Day.

Following the allocation of any Extraordinary Dividend to the Unaffected Basket Components pursuant to paragraph 4 above or any Reorganization Event described in this paragraph 5, the Share Closing Price for such Basket Component on the Valuation Date determined by the Calculation Agent will be an amount equal to:

i.	if applicable, the Share Closing Price of the Basket Component times the Multiplier then in effect for such Basket Component; and

ii.	if applicable, for a New Stock, the Share Closing Price of such New Stock times the New Stock Multiplier then in effect for such New Stock.

For purposes of paragraph 5 above, in the case of a consummated tender or exchange offer or going-private transaction involving Exchange Property of a particular type, Exchange Property shall be deemed to include the amount of cash or other property paid by the offeror in the tender or exchange offer with respect to such Exchange Property (in an amount determined on the basis of the rate of exchange in such tender or exchange offer or going-private transaction).  In the event of a tender or exchange offer or a going-private transaction with respect to Exchange Property in which an offeree may elect to receive cash or other property, Exchange Property shall be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

Following the occurrence of any Reorganization Event referred to in paragraphs 4 or 5 above, (i) references to “Basket Component” under “—Share Closing Price” and “—Market Disruption Event” shall be deemed to also refer to any New Stock, and (ii) all other references in this pricing supplement to “Basket Component” shall be deemed to refer to any New Stock and references to a “share” or “shares” of a Basket Component shall be deemed to refer to the applicable unit or units of such Exchange Property, including any New Stock, unless the context otherwise requires.  The New Stock Multiplier(s) resulting from any Reorganization Event described in paragraph 5 above or similar adjustment under paragraph 4 above shall be subject to the adjustments set forth in paragraphs 1 through 5 hereof.

If a Share Closing Price for a Basket Component is no longer available for a Basket Component for whatever reason, including the liquidation of the Basket Component Issuer or the subjection of the issuer to a proceeding under any applicable bankruptcy, insolvency or other similar law and a Share Closing Price is not determined pursuant to adjustments made under paragraph 5 above, then the value of such Basket Component will equal zero for so long as no Share Closing Price is available.  There will be no substitution for any such Basket Component.

No adjustment to any Multiplier for any Basket Component (including for this purpose, any New Stock Multiplier) will be required unless such adjustment would require a change of at least .1% in the Multiplier of such Basket Component then in effect.  The Multiplier resulting from any of the adjustments specified above will be rounded to the nearest one billionth, with five ten-billionths rounded upward.  Adjustments to the Multipliers will be made up to and including the Valuation Date.

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No adjustments to the Multiplier for any Basket Component or method of calculating the Multiplier will be required other than those specified above.  The adjustments specified above do not cover all of the events that could affect the Share Closing Price of a Basket Component, including, without limitation, a partial tender or exchange offer for a Basket Component.

The Calculation Agent shall be solely responsible for the determination and calculation of any adjustments to any Multiplier for a Basket Component, any New Stock Multiplier or method of calculating the Non-Stock Exchange Property Value and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets (including cash) in connection with any corporate event described in paragraphs 1 through 5 above, and its determinations and calculations with respect thereto shall be conclusive.

The Calculation Agent will provide information as to any adjustments to any Multiplier, or to the method of calculating the Basket Value on the Valuation Date made pursuant to paragraph 5 above, upon written request by any investor in the LASERS.

The definition of “market disruption event” beginning on S-28 of the accompanying prospectus supplement shall be superseded by the following section:

“Market Disruption Event” means, with respect to any Basket Component (or any other security for which the Share Closing Price must be determined), the occurrence or existence of any of the following events, as determined by the Calculation Agent in its sole discretion:

(i)  the occurrence or existence of a suspension, absence or material limitation of trading of such Basket Component on the primary market for such Basket Component for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market; or a breakdown or failure in the price and trade reporting systems of the primary market for such Basket Component as a result of which the reported trading prices for such Basket Component during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate; or the suspension, absence or material limitation of trading on the primary market for trading in futures or options contracts related to such Basket Component, if available, during the one-half hour period preceding the close of the principal trading session in the applicable market; and

(ii)  a determination by the Calculation Agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the LASERS.

For the purpose of determining whether a Market Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the primary market, (2) a decision to permanently discontinue trading in the futures or options contracts related to such Basket Component will not constitute a Market Disruption Event, (3) a suspension of trading in options contracts on any Basket Component by the primary securities market trading in such contracts, if available, by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in futures or options contracts related to such Basket Component and (4) a suspension, absence or material limitation of trading on the primary securities market on which futures or options contracts related to the Basket Component are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

The definition of “share closing price” beginning on S-31 of the accompanying prospectus supplement shall be superseded by the following section:

“Share Closing Price” for one share of the Basket Component shall have the meaning set forth in the accompanying prospectus supplement for LASERS dated November 30, 2010, except that it will be subject to the provisions set out under “—Adjustments to the Multipliers” above.

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Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the LASERS. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying prospectus supplement for LASERS and the accompanying prospectus.  You should also consult with your investment, legal, tax, accounting and other advisers in connection with your investment in the LASERS.

▪
LASERS do not pay interest or guarantee return of principal.  The terms of the LASERS differ from those of ordinary debt securities in that the LASERS do not pay interest and do not guarantee the return of any of the principal amount at maturity.  If the basket value is less than or equal to the downside threshold value on any trading day during the period from but excluding the pricing date to and including the valuation date and the final basket value is less than the initial basket value, the payout at maturity will be an amount in cash that is less than the $10 stated principal amount of each LASERS by an amount proportionate to the decrease in the final basket value from the initial basket value. There is no minimum payment at maturity on the LASERS, and, accordingly, you could lose your entire investment.

▪
Appreciation potential is limited by the maximum payment at maturity.  The appreciation potential of the LASERS is limited by the maximum payment at maturity of $12.80 per LASERS, or 128% of the stated principal amount.  Because the payment at maturity will be limited to 128% of the stated principal amount for the LASERS, any increase in the final basket value over the initial basket value by more than 28% of the initial basket value will not further increase the return on the LASERS.

▪
You will not benefit from the fixed percentage if the downside threshold value is reached.  If the basket value is less than or equal to the downside threshold value on any trading day during the period from but excluding the pricing date to and including the valuation date, the payment at maturity will solely depend on the final basket value and, accordingly, you will lose the benefit of the limited protection against the loss of principal based on the fixed percentage of 6%.  As a result, you will be exposed on a 1 to 1 basis to any decline in the basket value on the valuation date, as compared to the initial basket value.

▪
Changes in the value of one or more of the basket components may offset each other. Price movements in the basket components may not correlate with each other.  At a time when the price of one basket component increases, the price of any other basket component may not increase as much, or may even decline in value.  Therefore, in calculating the final basket value on the determination date, increases in the prices of one or more basket components may be moderated, or wholly offset, by lesser increases or declines in the prices of one or more of the other basket components.  You can review the historical closing prices for each of the basket components for each calendar quarter in the period from January 1, 2008 (or, if such basket component began trading after this date, from the first date such basket component began trading) through January 25, 2011 and a graph showing historical values for a basket composed of the basket components assuming that the multipliers had been determined so that each basket component would represent its proportionate value of the initial basket value of 10 on March 17, 2008 (the date on which a basket component (Philip Morris International, Inc.) began trading) in “—Historical Information.”  You cannot predict the future performance of any of the basket components, or of the basket as a whole, or whether increases in the prices of any of the basket components will be offset by decreases in the prices of other basket components, based on their historical performance.

In addition, there can be no assurance that the basket value will remain above the downside threshold value or that the final basket value will be higher than its initial basket value such that you will receive at maturity an amount in excess of the $10 stated principal amount of the LASERS.  Nor can there be any assurance that the final basket value will not increase beyond 28% of the initial basket value, in which case you will only receive the maximum payment at maturity.  You will no longer share in the performance of the basket at a final basket value above 128% of the initial basket value.

▪
Market price of the LASERS may be influenced by many unpredictable factors.  Several factors will influence the value of the LASERS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the LASERS in the secondary market, including: the value, volatility and dividend yield of the basket components, whether the downside threshold value has been reached, interest and yield rates in the market, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events and any actual or anticipated changes in our credit ratings or credit spreads.  You may receive less, and possibly significantly less, than the stated principal amount per LASERS if you try to sell your LASERS prior to maturity.

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▪
The LASERS are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the LASERS.  You are dependent on Morgan Stanley's ability to pay all amounts due on the LASERS at maturity and therefore you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the LASERS, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the LASERS prior to maturity will be affected by changes in the market’s view of Morgan Stanley's creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the LASERS.

▪
The LASERS will not be listed on any securities exchange and secondary trading may be limited.  The LASERS will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the LASERS.  MS & Co. may, but is not obligated to, make a market in the LASERS.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the LASERS easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the LASERS, the price at which you may be able to trade your LASERS is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the LASERS, it is likely that there would be no secondary market for the LASERS.  Accordingly, you should be willing to hold your LASERS to maturity.

▪
Morgan Stanley is not affiliated with the basket component issuers. We are not affiliated with any of the basket component issuers and the basket component issuers are not involved with this offering in any way.  Consequently, we have no ability to control the actions of the basket component issuers, including any corporate actions of the type that would require the calculation agent to adjust the multipliers of the basket components.  The basket component issuers have no obligation to consider your interests as an investor in the LASERS in taking any corporate actions that might affect the value of your LASERS.  None of the money you pay for the LASERS will go to the basket component issuers.

▪
Morgan Stanley may engage in business with or involving one or more of the basket component issuers without regard to your interests. We or our affiliates may presently or from time to time engage in business with one or more basket component issuers without regard to your interests, including extending loans to, or making equity investments in, one or more basket component issuers or their affiliates or subsidiaries, or providing advisory services to one or more basket component issuers, such as merger and acquisition advisory services.  In the course of our business, we or our affiliates may acquire non-public information about one or more basket component issuers.  Neither we nor any of our affiliates undertakes to disclose any such information to you.  In addition, we or our affiliates from time to time have published and in the future may publish research reports with respect to the basket components.  These research reports may or may not recommend that investors buy or hold the basket components. The basket was compiled independently of any research recommendations and may not be consistent with such recommendations.  Furthermore, the composition of the basket will not be affected by any change that we or our affiliates may make in our recommendations or decisions to begin or discontinue coverage of any of the basket component issuers in our research reports.

▪
You have no shareholder rights. Investing in the LASERS is not equivalent to investing in the basket components.  As an investor in the LASERS, you will not have voting rights or the right to receive dividends or other distributions or any other rights with respect to any basket component.

▪
The final share prices of the basket components may come to be based on the value of the common stock of companies other than the basket component issuers. Following certain corporate events relating to a basket component, such as a stock-for-stock merger where the basket component is not the surviving entity, you will receive at maturity an amount based on the closing price of the common stock of a successor corporation to the basket component issuer.  Following certain other corporate events relating to a basket component, such as a merger event where holders of the basket component would receive all or a substantial portion of their consideration in cash or a significant cash dividend or distribution of property with respect to such basket component, the value of such cash consideration will be reallocated equally across the other, unaffected basket components.  We describe the specific corporate events that can lead to these adjustments and the procedures for selecting those other reference stocks in “—Adjustments to the Multipliers” of this pricing supplement.

▪
The adjustments to the multipliers the calculation agent is required to make do not cover every corporate event that can affect the basket components. MS & Co., as calculation agent, will adjust the multiplier for a basket component

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for certain events affecting the basket component, such as stock splits and stock dividends, and certain other corporate actions involving the basket component issuer, such as mergers.  However, the calculation agent will not make an adjustment for every corporate event or every distribution that could affect the basket components.  For example, the calculation agent is not required to make any adjustments if the basket component issuer or anyone else makes a partial tender or partial exchange offer for that basket component.  If an event occurs that does not require the calculation agent to adjust the multiplier, the market price of the LASERS may be materially and adversely affected.  The determination by the calculation agent to adjust, or not to adjust, the multiplier may materially and adversely affect the market price of the LASERS.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the LASERS at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the LASERS and the cost of hedging our obligations under the LASERS that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the LASERS or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

▪
Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the LASERS.  One or more of our subsidiaries have carried out, and will continue to carry out, hedging activities related to the LASERS (and possibly to other instruments linked to the basket components), including trading in the basket components and in options contracts on the basket components, as well as in other instruments related to the basket component.  Some of our subsidiaries also trade the basket components and other financial instruments related to the basket components on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could have increased the share closing prices of the basket components on the pricing date and, therefore, could have increased the level above which the final basket value must be so that the downside threshold value is not reached.  Additionally, such hedging or trading activities during the term of the LASERS, including on the valuation date, could adversely affect the final basket value and, accordingly, the amount of cash an investor will receive at maturity.

▪
The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the LASERS.  As calculation agent, MS & Co. has determined the initial basket value and will determine the final basket value, whether the final basket value is at or below the downside threshold value, and will calculate the amount of cash you will receive at maturity.  Any of these determinations made by MS & Co., in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events or calculation of the final basket value upon a reorganization event of a basket component issuer, may adversely affect the payout to you at maturity.

▪
The U.S. federal income tax consequences of an investment in the LASERS are uncertain.  Please read the discussion under “Fact Sheet ― General Information ― Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for LASERS (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the LASERS.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment, the timing and character of income on the LASERS might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For example, under one treatment, U.S. Holders could be required to accrue original issue discount on the LASERS every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the LASERS as ordinary income.  Because the LASERS provide for the return of principal except where the value of the underlying basket declines to or below the downside threshold value, the risk that they would be recharacterized, for U.S. federal income tax purposes, as debt instruments giving rise to ordinary income, rather than as an open transaction, is higher than with other equity-linked securities that do not provide for the return of principal.  The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the LASERS, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.  On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the LASERS.  The

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Equity LASERSSM Based on the Performance of a Basket of Five Stocks due January 25, 2013 Equity LeAding StockmarkEt Return Securities

notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the LASERS, possibly with retroactive effect.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the LASERS, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

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Equity LASERSSM Based on the Performance of a Basket of Five Stocks due January 25, 2013 Equity LeAding StockmarkEt Return Securities

Historical Information

The following graph shows the historical values for a basket composed of the basket components assuming that the multipliers had been determined so that each basket stock would represent its proportionate value of the initial basket value of 10 on March 17, 2008 (the date on which a basket component (Phillip Morris International Inc.) began trading).  The graph covers the period from March 17, 2008 through January 25, 2011.  Because the actual multipliers for the basket components will be set on the pricing date, they will be different from the multipliers used in this illustration.  As a result, the historical performance of the basket calculated by using the actual multipliers as set on the pricing date would be different from the performance represented in the graph shown below. In any event, the historical performance of the basket cannot be taken as an indication of its future performance.

Historical Basket Performance
From March 17, 2008 through January 25, 2011

Historical Information Available for Basket Components

The following tables set forth the published high and low share closing prices for each basket component for each quarter from January 1, 2008 (or from the date the basket component began trading) to January 25, 2011.  We obtained the information in the tables below from Bloomberg Financial Markets without independent verification.

We make no representation as to the amount of dividends, if any, that the basket component issuers will pay in the future.  In any event, as an investor in the LASERS, you will not be entitled to receive dividends, if any, that may be payable on the basket components.

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Equity LASERSSM Based on the Performance of a Basket of Five Stocks due January 25, 2013 Equity LeAding StockmarkEt Return Securities

Phillip Morris International Inc. is engaged in the manufacture and sale of cigarettes and other tobacco products in markets outside the United States of America. Its SEC file number is 001-33708.			NIKE, Inc. designs, develops and markets footwear, apparel, equipment, and accessory products. Its SEC file number is 1-10635.
Phillip Morris International Inc.	High	Low	NIKE, Inc.	High	Low
(CUSIP 718172109)			(CUSIP 654106103)
2008			2008
First Quarter (from March 17, 2008)	51.75	49.15	First Quarter	69.08	55.98
Second Quarter	53.63	48.00	Second Quarter	70.07	59.50
Third Quarter	55.95	46.80	Third Quarter	67.79	55.67
Fourth Quarter	50.78	36.63	Fourth Quarter	66.16	43.61
2009			2009
First Quarter	44.47	32.34	First Quarter	53.44	38.57
Second Quarter	44.60	36.09	Second Quarter	59.26	47.00
Third Quarter	49.40	42.34	Third Quarter	64.70	51.06
Fourth Quarter	51.55	47.36	Fourth Quarter	66.21	61.95
2010			2010
First Quarter	52.89	45.51	First Quarter	74.66	61.30
Second Quarter	52.95	43.17	Second Quarter	78.23	67.55
Third Quarter	56.32	46.45	Third Quarter	80.64	67.21
Fourth Quarter	60.82	55.29	Fourth Quarter	92.30	79.88
2011			2011
First Quarter (through January 25, 2011)	58.67	56.02	First Quarter (through January 25, 2011)	86.09	82.30

Schlumberger Limited is a supplier of technology, integrated project management and information solutions to the international oil and gas exploration and production industry.  Its SEC file number is 1-4601.

The Dow Chemical Company is engaged in the manufacture and sale of chemicals, plastic materials, agricultural products and services, advanced materials and other specialized products and services.  Its SEC file number is 1-3433.

Schlumberger Limited	High	Low	The Dow Chemical Company	High	Low
(CUSIP 806857108)			(CUSIP 260543103)
2008			2008
First Quarter	87.00	80.17	First Quarter	38.03	36.41
Second Quarter	108.42	89.24	Second Quarter	42.88	34.83
Third Quarter	109.86	73.75	Third Quarter	37.56	30.96
Fourth Quarter	76.87	37.74	Fourth Quarter	31.73	15.09
2009			2009
First Quarter	47.60	35.19	First Quarter	16.08	6.33
Second Quarter	62.18	41.10	Second Quarter	18.73	8.81
Third Quarter	62.41	49.20	Third Quarter	26.95	14.66
Fourth Quarter	70.76	56.83	Fourth Quarter	29.42	23.48
2010			2010
First Quarter	71.29	60.76	First Quarter	31.15	26.18
Second Quarter	73.15	51.75	Second Quarter	31.83	23.72
Third Quarter	63.26	53.33	Third Quarter	28.33	22.97
Fourth Quarter	83.63	61.20	Fourth Quarter	34.41	27.47
2011			2011
First Quarter (through January 25, 2011).	86.91	80.53	First Quarter (through January 25, 2011)	35.99	34.14

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Equity LASERSSM Based on the Performance of a Basket of Five Stocks due January 25, 2013 Equity LeAding StockmarkEt Return Securities

Apple Inc. designs, manufactures and markets personal computers, mobile communication and media devices, and portable digital music players, and sells related software and services.  Its SEC file number is 000-10030.

Apple Inc.	High	Low
(CUSIP 037833100)
2008
First Quarter	145.06	126.73
Second Quarter	189.96	147.14
Third Quarter	179.55	105.26
Fourth Quarter	111.04	80.49
2009
First Quarter	109.87	78.20
Second Quarter	144.67	108.69
Third Quarter	186.15	135.40
Fourth Quarter	211.64	180.86
2010
First Quarter	235.85	192.05
Second Quarter	274.07	235.86
Third Quarter	292.32	239.93
Fourth Quarter	325.47	278.64
2011
First Quarter (through January 25, 2011)	348.48	322.56

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Equity LASERSSM Based on the Performance of a Basket of Five Stocks due January 25, 2013 Equity LeAding StockmarkEt Return Securities

Where You Can Find More Information

Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by the prospectus supplement for LASERS) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates.  You should read the prospectus in that registration statement, the prospectus supplement for LASERS and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering.  You may get these documents without cost by visiting EDGAR on the SEC web site at..www.sec.gov.  Alternatively, Morgan Stanley will arrange to send you the prospectus and the prospectus supplement for LASERS if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at..www.sec.gov as follows:

Prospectus Supplement for LASERS dated November 30, 2010
Prospectus dated December 23, 2008

Terms used in this pricing supplement are defined in the prospectus supplement for LASERS or in the prospectus.  As used in this pricing supplement, the “Company,” “we,” “us” and “our” refer to Morgan Stanley.

January 2011	Page 23